LNG SALES CONTRACT



                      dated as of 13 October, 1992



                                 BETWEEN



                   PERUSAHAAN PERTAMBANGAN MINYAK DAN


                 GAS BUMI NEGARA (PERTAMINA) , as Seller



                                   AND



            HIROSHIMA GAS CO., LTD. and NIPPON GAS CO., LTD.,


                                as Buyers

                           LNG SALES CONTRACT

                                CONTENTS

                                                         Page

ARTICLE 1    - DEFINITIONS                                1


ARTICLE 2    - Sale and Purchase                          8


ARTICLE 3    - Sources of Supply                          9

    3.1        Sources of Supply                          9
    3.2        Reserves of Natural Gas                    9
    3.3        Changes in Gas Supply Area and Seller's
               Suppliers                                  10


ARTICLE 4    - Transportation and UnLoading               11

    4.1        Seller's Obligation to Provide
               Transportation                             11
    4.2        LNG Tankers                                11
    4.3        Unloading Port Facilities                  11
    4.4        Unloading Port Obligations                 13
  4.5          Notices of LNG Tanker Movements and
               Characteristics of LNG Cargoes             14
    4.6        Demurrage at Unloading Ports               15
    4.7        Effect of Unloading Port Delays;
               Excess Boil-Off                            16
    4.8        Non-Utilization Cost                       17


ARTICLE 5    - Onshore Facilities                         20

5.1          Receiving Facilities                         20
5.2          Badak Facility                               20


ARTICLE 6    - Duration of Contract                       21


ARTICLE 7    - Quantities                                 22

7.1          Fixed Quantities                             22
7.2          Permanent Increase in Fixed Quantities       23
7.3          Annual Adjustment to Fixed Quantities        25
7.4   Adjustment to Fixed Quantities at Time of
               Ninety-Day Schedules                       25
7.5   Single Port Cargoes; Reallocation of
               Cargoes;Rate of Deliveries                 26
7.6   Quantity Deficiency                                 27
7.7   Allocation of Deliveries Between Buyers
               and Other Purchasers                       28
7.8   Make-Up LNG                                         29
7.9   Force Majeure Deficiency                            30
7.10           Allocation of Make-Up LNG and
               Restoration Quantities                     30
7.11           Additional Quantities                      31


ARTICLE 8    - Contract Sales Price                       32

8.1          Contract Sales Price                         32
8.2          LNG Element                                  32
8.3          Transportation Element                       33
8.4          Annual Reconciliation of Transportation
               Costs                                      35
8.5          Second LNG Tanker                            36


ARTICLE 9    - Transfer of title                          37


ARTICLE 10   - Invoices and Payment                       38

    10.1       Cargo Invoices and Documents               38
    10.2       Other Invoices                             38
    10.3       Invoice Due Dates                          38
    10.4       Payment                                    39
    10.5       Seller's Rights Upon Buyer's Failure
               to Make Payment                            40
    10.6       Seller's Rights Upon Other Buyer's Failure
               to Make Payment                            41
    10.7       Disputed Invoices                          41


ARTICLE 11   - Quality                                    43

    11.1       Gross Heating Value                        43
    11.2       Components                                 43


ARTICLE 12   - Scheduling                                 44

    12.1       Annual Program                             44
    12.2       Ninety-Day Schedules                       45
    12.3       Maintenance and Inspection Coordination    45
    12.4       Coordination of Scheduling with Other
               Buyer                                      45


ARTICLE 13   - Measurements, Tests and Analysis           46

    13.1       Parties to Supply Devices                  46
    13.2       Selection of Devices                       46
    13.3       Units of Measurement and Calibration       46
    13.4       Tank Gauge Tables of LNG Tankers           47
    13.5       Gauging and Measuring LNG Volumes
               Delivered                                  47
    13.6       Samples for Quality Analysis               48
    13.7       Quality Analysis                           49
    13.8       Operating Procedures                       50
    13.9       BTU Quantities Sold and Delivered          50
    13.10      Verification of Accuracy and Correction
               for Error                                  52
    13.11      Disputes                                   53
    13.12      Costs and Expenses of Test and
               Verification                               53


ARTICLE 14   - Duties, Taxes and Charges                  54


ARTICLE 15   - Force Majeure                              55

    15.1       Events of Force Majeure                    55
    15.2       Notice; Resumption of Normal Performance   56
    15.3       Efforts to Mitigate the Effect of
               Force Majeure                              57
    15.4       Settlement of Industrial Disturbances      57


ARTICLE 16   - Arbitration                                58


ARTICLE 17   - Applicable law                             59


ARTICLE 18   - Buyers' Representative                     60


ARTICLE 19   - Confidentiality                            61


ARTICLE 20   - Notices                                    62


ARTICLE 21   - Assignment                                 65


ARTICLE 22   - Amendment and Waiver                       66


ARTICLE 23   - Severalty                                  67


ARTICLE 24   - Details of Performance                     68


ARTICLE 25   - Exchange of Information                    69


ARTICLE 26   - Termination                                70


ARTICLE 27   - Scope                                      71


ARTICLE 28   - Counterparts                               72



SCHEDULE A     -    TESTING AND METHODS

LNG SALES CONTRACT


     This LNG Sales Contract (the "Contract"), dated as of the 13th day of October, 1992, is made by and between PERUSAHAAN
PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA), a state enterprise of the Republic of Indonesia ("Seller"), on the one hand,

   and

HIROSHIMA GAS CO., LTD. ("Hiroshima Gas") and NIPPON GAS CO., LTD. ("Nippon Gas"), both corporations organized and existing under the laws of Japan (hereinafter referred to individually as "Buyer" and collectively as "Buyers"), on the other hand.

                                WHEREAS:

1. By an LNG sales contract between Seller and Other Buyer, Other Buyer has agreed to purchase, receive and pay for quantities of LNG to be transported to Other Buyer in the LNG Tankers providing transportation of LNG sold and delivered to Buyers under this Contract.

2. It is the intention of Other Buyer, Buyers and Seller that the LNG Tankers transporting LNG sold and delivered to Buyers under this Contract shall be fully utilized in transporting the sum of (i) the quantities of LNG purchased, received and paid for by Buyers under this Contract and (ii) the quantities of LNG purchased, received and paid for by Other Buyer under the Other Buyer Contract.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and each Buyer hereby agree as follows:


ARTICLE 1 - DEFINITIONS

     The terms or expressions set forth below will have the following meanings when used in this Contract and where the context permits the singular shall include the plural and vice versa:

     1.1  Actual Amount
          As defined in Section 8.4.

     1.2  Actual Cubic Foot
          A volume equal to the volume of a cube whose edge is one foot.

     1.3  Additional Quantities
          As defined in Section 7.11.

     1.4  Adverse Weather Conditions
          As defined in Section 4.6(b).

     1.5  Affiliate
          As defined in Article 19.

     1.6  Allowed Laytime
          As defined in Section 4.6(b).

     1.7  Annual Program
          As defined in Section 12.1(a).

     1.8  Authorizations and Approvals
          As defined in Article 26.

     1.9  Badak Facility
          As defined in Section 5.2.

     1.10 Base Rate
          The rate of interest announced from time to time to the press by Citibank, N.A., New York ("Citibank") as Citibank's base rate. The base rate may not be the lowest rate charged by Citibank to its borrowers. If there is any doubt as to the Base Rate for any period, a written confirmation signed by an officer of Citibank shall conclusively establish the Base Rate in effect for such period. In the event that Citibank shall for any reason cease quoting a base rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said base rate.

     1.11 British Thermal Unit (BTU)
          The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch. MMBTU means one million (1,000,000) BTUs.

     1.12 Business Day in Japan
          Every day other than Saturdays, Sundays, National
          Holidays (including compensatory days), and January 2 and 3.

     1.13 Buyer's Facilities
          For the purposes of Sections 15.1(E) and 15.3, in respect of either Buyer, the Receiving Facilities of such Buyer and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which such Buyer is able to receive hereunder.

     1.14 Buyers' Representative
          Such entity from time to time designated by Buyers pursuant to Article 18.

     1.15 Certificate
          As defined in Section 3.2(a).

     1.16 Coordinated Maintenance Schedule
          As defined in Section 12.3.

     1.17 Contract Sales Price
          As defined in Section 8.1.

     1.18 Cubic Meter (CBM)
          A volume equal to the volume of a cube whose edge is one meter.

     1.19 Delivery Point
          The point at an Unloading Port at which the flange coupling of Buyer's unloading line joins the flange coupling of the LNG discharging manifold on board the LNG Tanker.

     1.20 Fixed Quantity
          As defined in Section 7.1.

     1.21 Fixed Quantity Notice
          As defined in Section 7.1.

     1.22 Fixed Quantity Period
          As defined in Section 7.1.

     1.23 Force Majeure
          As defined in Section 15.1.

     1.24 Force Majeure Deficiency
          As defined in Section 7.9(a).

     1.25 Full Cargo Lot
          A quantity of LNG delivered to the Receiving Facilities from an LNG Tanker loaded to its full capacity.

     1.26 Gas Supply Area
          The areas in East Kalimantan, Indonesia covered by production sharing contracts between Seller and Seller's Suppliers, and such other nearby contract areas as Seller may designate from time to time.

     1.27 G.P.A.
          Gas Processors Association.

     1.28 Gross Heating Value
          The quantity of heat, expressed in British Thermal Units, produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

     1.29 Initial Delivery Month
          As defined in Section 7.2(b).

     1.30 Liquefied Natural Gas (LNG)
          Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

     1.31 LNG Element
          As defined in Section 8.2.

     1.32 LNG Tanker
          The LNG tanker or tankers referred to in Section 4.2 to be used by Seller for transporting LNG under this Contract.

     1.33 Loading Port
          The port located at the Badak Facility.

     1.34 M.S.A.
          The Maritime Safety Agency of Japan.

     1.35 Make-Up LNG
          As defined in Section 7.8.

     1.36 Natural Gas
          Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

     1.37 Night Navigation or Berthing Restrictions
          As defined in Section 4.6(b).

     1.38 Ninety-Day Schedule
          As defined in Section 12.2.

     1.39 Non-Utilization Cost
          As defined in Section 4.8.

     1.40 NOR Position
          In the case of Hiroshima, Sekizaki Pilot Station, and in the case of Kagoshima, Taniyama Port Pilot Station.

     1.41 Notice of Readiness
          As defined in Section 4.6(a).

     1.42 Operating Cost Component
          As defined in Seller's Transportation Arrangements.

     1.43 Other Buyer
          Osaka Gas Co., Ltd.

     1.44 Other Buyer Contract
          The LNG sales contract between Seller and Other Buyer under which Other Buyer purchases, receives and pays for, and pays for if not taken, quantities of LNG transported to Other Buyer in the LNG Tankers.

     1.45 Proved Remaining Recoverable Reserves
          Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

     1.46 Quantity Deficiency
          As defined in Section 7.6(a).

     1.47 Receiving Facilities
          As defined in Section 5.1.

     1.48 Restoration Quantities
          As defined in Section 7.9(a).

     1.49 Round-Up Request
          As defined in Section 7.6(a)(ii).

     1.50 Safety Pledge Letter
          As defined in Section 4.4 (b).

     1.51 Seller's Facilities
          For the purposes of Section 15.1(D), Natural Gas reservoirs or production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Badak Facility.

     1.52 Seller's Gas Supply Obligation
          From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

     1.53 Seller's Suppliers
          In respect of portions of the LNG to be sold hereunder:
          (a) Virginia Indonesia Company, OPICOIL Houston, Inc., Ultramar Indonesia Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;
          (b)  Total Indonesie and Indonesia Petroleum Ltd.;
          (c)  Unocal Indonesia Ltd.;
          (d)  Indonesia Petroleum Ltd.; and

          such other entities that may, from time to time, execute a supply agreement with Seller; and any successors and assigns of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable agreement with Seller under which such suppliers make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder.

     1.54 Seller's Transportation Arrangements
          The agreement(s) between Seller and Seller's Transporter providing for the transportation of LNG hereunder, together with any amendment, modification or supplement thereto.

     1.55 Seller's Transporter
          An entity or entities which contract with Seller to provide transportation.

     1.56 Standard Cubic Foot (scf)
          The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

     1.57 Take-or-Pay Quantity
          As defined in Section 7.8.

     1.58 Transportation Element
          As defined in Section 8.3.

     1.59 Unloading Ports
          The ports at locations in or near Hiroshima and Kagoshima, and at such other locations in Japan as may be agreed between Seller and Buyers, where the Receiving
          Facilities will be constructed.

     1.60 Used Laytime
          As defined in Section 4.6(a).

ARTICLE 2 - SALE AND PURCHASE

     Seller agrees to sell and deliver to each Buyer at the Delivery Point, and each Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG, in the quantities, at the price and in accordance with the other terms and conditions set forth in this Contract.

ARTICLE 3 - SOURCES OF SUPPLY

     3.1  Sources of Supply
          The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Area. Seller has and will maintain throughout the term of this Contract the right and ability to perform its obligations under this Contract to sell and deliver all quantities of LNG to be sold and delivered hereunder. Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder and no contractual default of any of Seller's Suppliers shall excuse Seller from its full responsibility hereunder.

     3.2  Reserves of Natural Gas
          (a) Seller has furnished Buyers with statements, each entitled "Certificate" and each dated January 31, 1986 or May 1, 1989 of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date of this Contract. Hereafter and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs, the written statements (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyers with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

          (b) If, during the term of this Contract, Seller obtains information which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller shall promptly inform Buyers of such situation and shall further inform Buyers of any measures which Seller may be required to take in fulfillment of its obligations under this Contract.

     3.3  Changes in Gas Supply Area and Seller's Suppliers
          If Seller designates additional areas covered by production sharing contracts as Gas Supply Areas, or if Seller includes companies other than those listed in Sections 1.53(a), (b), (c) and (d) as Seller's Suppliers, then Seller shall give Buyers prior notice thereof.

ARTICLE 4 - TRANSPORTATION AND UNLOADING

     4.1. Seller's Obligation to Provide Transportation
          (a) Seller shall be responsible for the continuous transportation of the LNG to be sold and delivered hereunder from the Badak Facility to the Receiving Facilities, using the LNG Tankers. Seller, after consultation and agreement with Buyers, which agreement will not be unreasonably withheld, may, but shall not be obligated to, use any other vessel for the transportation of the LNG to be sold and delivered hereunder, provided that any such vessel is compatible with the Receiving Facilities.

          (b) Buyers shall be entitled to participate as observers in the negotiations between Seller and Seller's Transporter and shall be entitled to receive all negotiation documents relative thereto, including all drafts of Seller's Transportation Arrangements and a signed copy thereof. Buyers shall be entitled to participate as observers in all meetings between Seller and Seller's Transporter which are related to the payments to be made by Buyers under Section 8.3 and to receive copies of reports, including audited statements, that Seller receives from Seller's Transporter. Seller shall consult with Buyers prior to concluding or amending Seller's Transportation Arrangements or exercising any rights it may have thereunder that will affect amounts payable by Buyers under Section 8.3 and shall make all reasonable efforts to implement any reasonable requests of Buyers in connection therewith.

     4.2  LNG Tankers
          Each LNG Tanker shall have the following general specifications:

LNG Tanker Capacity (at -163oC, 98.5% full)    :    about     19,100    Cubic
Meters
Total Deadweight on Summer Draft Extreme  :    about     11,700         metric
tons
Length Overall                         :  about     151  meters
Breadth Moulded                        :  about     28    meters
Summer Draft Extreme                   :  about     7.6   meters

     4.3  Unloading Port Facilities
          Each Buyer, at no cost to Seller, shall ensure that its Receiving Facilities shall be compatible with the general specifications of the LNG Tankers as provided in Section
          4.2 and shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, facilities at such Unloading Port, including the following :

          (a) Berthing facilities which the LNG Tankers can always safely reach, fully laden, and safely depart, and at which the LNG Tankers can lie safely berthed and discharge safely afloat at all times.

          (b) Unloading facilities capable of receiving LNG at a rate which will permit the discharging of cargo from a fully loaded LNG Tanker within:

               (i) in the case of Hiroshima Gas, eight (8) hours of pumping time at a pumping rate of 2550 Cubic Meters per hour, such pumping rate resulting from the back pressure at the Delivery Point generated by the unloading facilities; and

               (ii) in the case of Nippon Gas, eleven (11) hours
                    of pumping time at a pumping rate of 1900
                    Cubic Meters per hour, such pumping rate resulting from the back pressure at the Delivery Point generated by the unloading facilities.

          (c) A vapor return line system of sufficient capacity to transfer to an LNG Tanker quantities of natural gas necessary for the safe unloading of LNG at such rates, pressures and temperatures to be mutually agreed between Seller and Buyers. Failing such agreement, such rates, pressures and temperatures will be as required by the LNG Tanker design.

          (d) Systems for timely provision of an LNG Tanker with adequate fresh water and bunker oil, if necessary.

          (e) Facilities allowing access to an LNG Tanker from onshore adequate for the handling and delivery of ship's stores, provisions and spare parts to the LNG Tanker.

          (f) Shore-based tanks and loading lines for liquid nitrogen adequate to service an LNG Tanker.

          (g) LNG storage tanks of adequate capacity to receive and store a full cargo of LNG upon each scheduled arrival of an LNG Tanker.

          (h) Appropriate systems for necessary radio, telex and facsimile communication with the LNG Tankers.

          (i)  Regasification plant.

     4.4  Unloading Port Obligations
          (a) Each Buyer shall cooperate with Seller and Seller's Transporter, their agents and the master of each LNG Tanker directed to an Unloading Port to ensure the continuous and efficient delivery of LNG hereunder.

          Each Buyer shall provide a safe berth for prompt berthing of an LNG Tanker at its Receiving Facility and shall operate the Receiving Facility, or ensure that it is operated, so as to permit discharge of each cargo of the LNG Tankers as quickly as possible.

          During discharge of each cargo of LNG, Buyer shall return to the LNG Tanker natural gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the LNG Tanker.

          (b) Seller shall use its best efforts to cause Seller's Transporter to take such actions as are reasonably required by Japanese authorities to evidence responsibility for safe operation of the LNG Tankers in accordance with the letter of the vessel operator addressed to Japanese port authorities in connection with permission for the LNG Tankers to enter into Unloading Ports ("Safety Pledge Letter").

               If services of tugs, fireboats and escort vessels suitable for the safe and efficient navigation of the LNG Tankers to, and berthing at, the Receiving Facility are not generally offered in the Unloading Port of such Receiving Facility, then prior to commencement of the first delivery of LNG by an LNG Tanker to such Unloading Port each Buyer undertakes to arrange for the offering of such services at its Unloading Port. Seller shall ensure that Seller's Transporter will arrange for such number and types of tugs, fireboats and escort vessels as are required by the Japanese authorities to attend the LNG Tankers so as to permit safe and efficient movement of the LNG Tankers within the maritime safety areas located in the approaches to and from the Unloading Ports.

     4.5  Notices of LNG Tanker Movements and Characteristics of
LNG Cargoes.
          (a) With respect to each cargo of LNG to be delivered hereunder, Seller shall give, or cause the master of the LNG Tanker to give, to the Buyer at the Receiving Facility at which such cargo is to be delivered, the following notices :

               (i) A first notice which shall be sent upon the departure of the LNG Tanker from the Loading Port and which shall set forth the time and date that loading was completed, the volume, expressed in Cubic Meters, of LNG loaded on board the LNG Tanker, and the estimated time of arrival of the LNG Tanker at Buyer's Unloading Port (the "ETA");

               (ii) A second notice which shall be sent ninety-six
                    (96) hours prior to the ETA;

               (iii) A third notice which shall be sent forty-eight (48) hours prior to the ETA;

               (iv) A fourth notice which shall be sent twenty-
                    four (24) hours prior to the ETA;

               (v) A final notice which shall be sent five (5) hours prior to the ETA; and

               (vi) A Notice of Readiness as provided in Section
                    4.6(a).

          (b) Within thirty-six (36) hours after departure of the LNG Tanker from the Loading Port, Seller shall notify Buyer, for Buyer's information only, of the following characteristics of the LNG comprising its cargo as determined at the time of loading :

               (i)  the Gross Heating Value per unit, and

               (ii) the molecular percentage of hydrocarbon
                    components and nitrogen.

     4.6  Demurrage at Unloading Ports
          (a) Upon arrival of the LNG Tanker at the NOR Position off each Unloading Port, and subject to any mutually agreed time restrictions, the master of the LNG Tanker or its agent shall give notice to Buyer or its agent that such LNG Tanker is ready to discharge LNG, berth or no berth ("Notice of Readiness"). A Notice of Readiness may be tendered on any day of the week or any hour of the day. Laytime used in unloading the LNG Tanker ("Used Laytime") shall begin to count upon the earlier of :

               (i) in the case of Hiroshima, ten (10) hours from Notice of Readiness and, in the case of Kagoshima, four (4) hours from Notice of Readiness; or

               (ii) the LNG Tanker being "all fast" in berth.

               Used Laytime shall continue to run until discharge and return lines have been disconnected and the LNG Tanker is cleared for departure.

          (b) Laytime to be allowed at each Unloading Port at which the LNG Tanker discharges LNG being delivered hereunder ("Allowed Laytime") shall be twenty-eight
               (28) consecutive hours extended by any period of delay which is caused by :

               (i) reasons attributable to Seller, the LNG Tanker or its master, crew, owner or operator;

               (ii) Force Majeure; provided, however, that delays
                    resulting from the application of safety regulations or similar governmental action shall not be considered as an event of Force Majeure for the purposes hereof;

               (iii) "Adverse Weather Conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Unloading Port which are sufficiently severe either: (A) to prevent the LNG Tanker from proceeding to berth, discharging or departing from berth in accordance with the weather standards prescribed in the M.S.A. standard published regulations, including the Safety Pledge Letters, or (B) to cause an actual determination by the master that it is unsafe for the LNG Tanker to berth, discharge or depart from berth. The period of delay to the LNG Tanker caused by Adverse Weather Conditions shall not be considered to extend past the time during which such Adverse Weather Conditions actually prevailed, except where additional delay is caused by the occupation of the berth by another LNG Tanker; or

               (iv) "Night Navigation or Berthing Restrictions",
                    which for purposes hereof means governmental restrictions which prevent the LNG Tanker (A) having arrived at the NOR Position or within the vicinity of the Unloading Port, from proceeding to berth; or (B) from departing from the berth .

          (c) In the event Used Laytime exceeds Allowed Laytime in unloading an LNG Tanker, Buyer shall pay to Seller, or for Seller's account if so directed by Seller, demurrage at the daily rate (which shall be prorated for a portion of a day) determined in accordance with the following :

          Demurrage rate =      TCy
                                 N
          Where  :  TCy  =    the total amount estimated to be
                              payable to Seller's Transporter in
                              relation to the LNG Tanker for the
                              Fixed Quantity Period in which the
                              demurrage occurs, as determined
                              under Section 8.3 ; and

          N    =    the number of days in the Fixed Quantity
                    Period during which the LNG Tanker is in service.

     (d)  Seller shall invoice Buyer for amounts due under this
          Section 4.6 and Buyer shall pay such invoice in accordance with the terms of Section 10.3.

     4.7. Effect of Unloading Port Delays; Excess Boil-Off
          (a) Notwithstanding the provisions of Section 11.1, if the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in
               Section 11.1 by reason of boil-off occurring during a delay in unloading an LNG Tanker of more than forty-eight (48) hours after Notice of Readiness has been given, such LNG shall be deemed to have met the quality specifications of this Contract regarding Gross Heating Value.

          (b) If an LNG Tanker is delayed in berthing and/or commencement of unloading, for reasons that would not result in an extension of Allowed Laytime under
               Section 4.6(b), and if, as a result thereof, the commencement of unloading is delayed beyond thirty
               (30) hours after Notice of Readiness has been given, then for each full hour by which commencement of unloading is delayed beyond such thirty-hour period, Buyer shall pay Seller an amount, on account of excess boil-off, equal to the Contract Sales Price multiplied by the number of MMBTUs per hour by which such boil-off reduces the aggregate number of BTUs of a full cargo at berth. The hourly BTU reduction rate to be applied for such purpose shall be determined by actual boil-off experience as determined at appropriate intervals.

     4.8. Non-Utilization Cost
          (a) If there is an event of Force Majeure affecting a Buyer or Buyers which results in any LNG Tanker being less than fully utilized, then the Buyer or Buyers so affected shall pay to Seller, or for Seller's account if so directed by Seller, on account of such non-utilization an amount at the daily rate determined in accordance with the following :

            Non-Utilization rate    =       TCy  -  VCy
                                           N

     Where  :  TCy  =    the total amount estimated to
                                be payable to Seller's
                                Transporter in relation to the
                                LNG Tanker for the Fixed
                                Quantity Period in which the
                                non-utilization occurs, as
                                determined under Section 8.3 ;

          VCy  =    the total amount estimated to
                                be payable to Seller's
                                Transporter for fuel costs and
                                port charges in relation to the
                                LNG Tanker for the Fixed
                                Quantity Period in which the
                                non-utilization occurs; and

          N    =    the number of days in the Fixed
                                Quantity Period during which
                                the LNG Tanker is in service.

Such amount is hereinafter called the "Non-Utilization
Cost".

          (b) Notwithstanding the above, the Non-Utilization Cost payable by the affected Buyer or Buyers in the event of laying up of an LNG Tanker shall be an amount equal to the amount payable by Seller to Seller's Transporter with respect to such lay up period. If there is an event or events of Force Majeure which affects both Buyers which results in the laying up of an LNG Tanker, such payment shall be apportioned among and paid by each Buyer in the respective proportion that each Buyer's Fixed Quantity bears to the aggregate of the Fixed Quantities of Buyers for the Fixed Quantity Period in which the non-utilization occurs.

          (c) If there is an event or events of Force Majeure which simultaneously affect one or both Buyers and the Other Buyer, the total of the payments due under Sections 4.8(a) or (b) and the comparable sections of the Other Buyer Contract shall not exceed the amount due hereunder, and such total shall be allocated among those Buyers experiencing the event of Force Majeure and the Other Buyer in accordance to the proportion the Fixed Quantities of each of such Buyers and Other Buyer bears to the aggregate of the Fixed Quantities of such Buyers and Other Buyer for the applicable Fixed Quantity Period in which the non-utilization occurs.

          (d) Any Non-Utilization Cost payable hereunder shall be reduced to the extent that the LNG Tanker is utilized to deliver LNG which would otherwise have been purchased and received by the Buyer or Buyers affected by the event of Force Majeure to the Buyer not affected by the event of Force Majeure, Other Buyer, or a third party.

          (e) Any Non-Utilization Cost shall not include any amount which becomes payable :
               (i) as the result of an event or circumstance of Force Majeure affecting Seller;
               (ii) as the result of Seller's breach of its
                    obligations under this Contract; or
               (iii) by reason of non-utilization of the LNG Tanker caused by the fault or negligence of such LNG Tanker or Seller's Transporter, including, but not limited to, the failure of Seller's Transporter to satisfy Japanese authorities in connection with permission for the LNG Tanker to enter into Unloading Ports as required pursuant to Section 4.4(b).

          (f)  In connection with each payment due under this
               Section 4.8, Seller shall furnish to Buyer such available accounting and other data as may reasonably be required by Buyer to establish the basis upon which and the manner in which the amount of such payment is calculated. Seller shall invoice Buyer for amounts due under this Section 4.8 periodically and Buyer shall pay such invoice in accordance with the terms of Section 10.3.

ARTICLE 5 - ONSHORE FACILITIES

5.1  Receiving Facilities
     Buyers will construct LNG receiving terminal facilities at the Unloading Ports including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants (the "Receiving
     Facilities").

5.2  Badak Facility
     Seller has heretofore constructed or will construct and/or modify at Bontang, East Kalimantan, liquefaction plant facilities to be used by Seller, including, without limitation, gas transmission pipelines, processing facilities, storage tanks, utilities, berthing and loading facilities (the "Badak Facility").

ARTICLE 6 - DURATION OF CONTRACT

     This Contract shall come into force and effect as of and from the date hereof and shall continue in effect until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Sections 10.5 or 10.6 or Article 26. If Seller and either Buyer or Buyers so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract as to such Buyer or Buyers may be extended on such terms and conditions as may be mutually agreed.

ARTICLE 7 - QUANTITIES

7.1  Fixed Quantities
     During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to each Buyer, and each Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Buyer for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

Calendar    Fixed Quantity Fixed Quantities for Each Buyer      Total Fixed
Year          Period          (Billions of BTUs)            Quantities
                                                         (Billions of BTUs)

                        Hiroshima Gas            Nippon Gas

     1996   Mar-Dec 1996    2,109                1,688         3,797
     1997   Full Year       2,109                2,531         4,640
     1998    "      "       2,953                2,109         5,062
     1999    "      "       4,219                2,531         6,750
     2000    "      "       5,906                2,531         8,437
     2001    "      "       7,594                2,109         9,703
     2002    "      "       8,438                2,531        10,969
     2003    "      "       8,438                2,953        11,391
     2004    "      "       8,859                2,531        11,390
     2005    "      "       9,281                2,953        12,234
     2006    "      "       9,281                2,953        12,234
     2007    "      "       9,281                2,953        12,234
     2008    "      "       9,703                3,375        13,078
     2009    "      "       9,703                3,375        13,078
     2010    "      "      10,125                3,375        13,500
     2011    "      "      10,125                3,375        13,500
     2012    "      "      10,125                3,797        13,922
     2013    "      "      10,547                4,219        14,766
     2014    "      "      10,547                3,797        14,344
     2015    "      "      10,969                4,219        15,188

          The above Fixed Quantities are subject to adjustment as provided in Sections 7.2, 7.3, 7.4, 7.6 (a)(i) and 7.6
          (a)(iii). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell and deliver, and each Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period, shall apply to the applicable Fixed Quantities as so adjusted. Any adjustment to the Fixed Quantity of a Buyer pursuant to Section 7.2, 7.3 or 7.4 shall be effected by delivery to Seller of a notice ("Fixed Quantity Notice") which shall be given jointly and signed by both Buyers and shall specify for each Buyer the change (if any) in its Fixed Quantity for the relevant Fixed Quantity Period or Periods. Any such notice shall be effective and irrevocable upon Seller's receipt thereof, and the Fixed Quantity of each Buyer thereafter shall, subject to any subsequent adjustments, be the Fixed Quantity set forth in the Fixed Quantity Notice.

7.2. Permanent Increase in Fixed Quantities
          (a) The Fixed Quantities set forth in Section 7.1 may be increased by Buyers for the remainder of the contract term at the time of making an Annual Program until the sum of Fixed Quantities of Buyers is equal to (and does not exceed) 8,437 Billion BTUs in respect of the Fixed Quantity Period 1996; 10,125 Billion BTUs in respect of the Fixed Quantity Periods 1997 to 1999; 15,188 Billion BTUs in respect of the Fixed Quantity Period 2000; and 20,250 Billion BTUs in respect of the Fixed Quantity Periods 2001 to 2015.

          (b) The Fixed Quantities set forth in Section 7.1 are based on the assumption that the first Fixed Quantity Period will commence in March 1996 and that the second LNG Tanker will enter service on July 1, 2000. Prior to December 31, 1992, Buyers may adjust, by giving written notice to Seller, the March 1996 month of the first delivery (the "Initial Delivery Month") by postponing such month to a calendar month not later than June 1996. Thereafter, Buyers shall have the right to further adjust the Initial Delivery Month if and to the extent permitted by Seller's Transportation Arrangements by giving written notice to Seller as follows :

                                 (i)  Not later than March 1, 1995, Buyers may
  adjust the Initial Delivery Month then in effect, by postponing such month to a calendar month not later than June 1996.

             (ii) Not later than one hundred eighty (180) days prior to the beginning of the Initial Delivery Month then in effect, Buyers may adjust such month by postponing such month to a calendar month not later than June 1996.

             (iii) Not later than ninety (90) days prior to the beginning of the Initial Delivery Month then in effect, Buyers may designate a period of twenty (20) days for the first delivery, such period to begin not earlier than the first day of such Initial Delivery Month and end not later than June 30, 1996.

                            The foregoing adjustments by Buyers, if any, shall
  also adjust the date of commencement of the first Fixed
  Quantity Period.

        In addition, Seller and Buyers may, not later than December 31, 1996, agree on an adjusted date in calendar year 2000 for introduction of the second LNG Tanker. Thereafter, Buyers shall have the right to further adjust the calendar year 2000 date if and to the extent permitted by Seller's Transportation Arrangements by giving written notice to Seller as follows:

             (i) Not later than three hundred sixty (360) days prior to the date of introduction then in effect, Buyers may adjust such date to a date in calendar year 2000 which is not more than three (3) months earlier or later than such date of introduction.

             (ii) Not later than one hundred eighty (180) days prior to the date of introduction then in effect, Buyers may adjust such date to a date in calendar year 2000 which is not more than one (1) month earlier or later than such date of introduction.

             (iii) Not later than ninety (90) days prior to the date of introduction then in effect, Buyers may adjust such date to a date in calendar year 2000 which is not more than ten (10) days earlier or later than such date of introduction.

                       Seller shall as far as practicable arrange with Seller's Transporter to permit the above adjustments of the Initial Delivery Month and adjustments in the date of introduction of the second LNG Tanker at no or a minimal additional cost. However, any additional costs incurred by Seller as a result of the exercise of any such rights shall be reimbursed by Buyers.

        After the date of commencement of the first Fixed Quantity Period has been finally determined, Seller and Buyers shall agree upon adjustments to the Fixed Quantities for 1996. If there has been any adjustment in the date on which the second LNG Tanker will be introduced, Seller and Buyers shall agree upon adjustments to the Fixed Quantities and the limit specified in Section 7.2(a) for the Fixed Quantity Period for calendar year 2000 as are necessary.

   7.3. Annual Adjustment to Fixed Quantities
        (a) At the time of making the Annual Program for the next Fixed Quantity Period (and in no event later than October 15 of the year prior to such Fixed Quantity Period), each Buyer may, subject to Section 7.3(d), request adjustment of the Fixed Quantity for that Fixed Quantity Period, provided that the sum of Buyers' Fixed Quantities shall not exceed the limits specified in Section 7.2(a) for such Fixed Quantity Period. Upon such Buyer's request, adjustment shall be made to the Fixed Quantity pursuant to Sections 7.3(b) and (c) below. The Fixed Quantity of such Buyer as so adjusted shall become the Fixed Quantity for such Buyer for the applicable Fixed Quantity Period. If a Buyer does not make a request for adjustment, then the Fixed Quantity of such Buyer shall be that Fixed Quantity determined pursuant to Sections 7.1 and 7.2.

        (b) If a Buyer requests upward adjustment of the Fixed Quantity pursuant to Section 7.3(a), Seller shall sell and deliver additional quantities of LNG to such Buyer as requested and shall reduce by a like amount the quantities of LNG to be sold and delivered by Seller to Other Buyer utilizing the LNG Tankers under the Other Buyer Contract.

        (c) If a Buyer requests downward adjustment of the Fixed Quantity pursuant to Section 7.3(a), Seller shall reduce the quantities of LNG sold and delivered to such Buyer as requested and shall increase by a like amount the quantities of LNG to be sold and delivered by Seller to Other Buyer utilizing the LNG Tankers under the Other Buyer Contract.

        (d) In no event shall the aggregate of Buyers' requests for downward adjustments pursuant to this Section 7.3 exceed 2953 Billion BTUs (equivalent to seven (7) Full Cargo
  Lots) in any Fixed Quantity Period.

   7.4  Adjustment to Fixed Quantities at Time of Ninety-Day
  Schedules
        At the time of Seller's preparation of each Ninety-Day Schedule, each Buyer may (subject to the applicable limitation contained in Section 7.2(a)) increase or (subject to the limitation contained in Section 7.3(d)) reduce its Fixed Quantity for the then current Fixed Quantity Period, provided that the other Buyer and Other Buyer agree to such revision, and provided further that Buyers shall exercise their rights hereunder in a manner that will not materially disrupt the shipping schedules at the Badak Facility.

   7.5 Single Port Cargoes; Reallocation of Cargoes; Rate of Deliveries
        (a) All deliveries of LNG by Seller and receipt thereof by a Buyer shall be made in Full Cargo Lots and, except as hereinafter provided, each LNG Tanker cargo shall be unloaded at a single Receiving Facility in Japan.

        (b) Each Buyer, upon reasonable advance notice to Seller, may reallocate all (or part, in case of an emergency) of an LNG Tanker cargo from one Buyer to another
  Buyer.

        In case of such reallocation, the ownership of such cargo or part thereof shall be transferred directly from Seller to the new Buyer in place of the original Buyer, but the respective Fixed Quantities of the Buyers concerned shall not be changed and the cargo in question shall be deemed to be received by the original Buyer in connection with its take-or-pay obligations provided for in Section 7.6.

        Each such reallocation shall be documented in a form to be established by Seller and Buyers, executed by the original Buyer and the Buyer which will actually receive the cargo, which document will provide that the receiving Buyer will assume and be responsible to Seller for performance of the obligations of the original Buyer in respect of such cargo, and that such cargo is deemed to be taken by the original Buyer in connection with its take-or-pay obligations provided for in Section 7.6.

        Buyers will exercise the right to reallocate cargoes in a manner that will not materially disrupt the shipping schedules at the Badak Facility.

        In the case of reallocation of a part cargo pursuant hereto, any additional costs incurred by Seller thereby shall be paid for by Buyers. Seller shall invoice the new Buyer for amounts due under this Section 7.5, and the new Buyer shall pay such invoice in accordance with the terms of
  Section 10.3.

        (c)  Within each Fixed Quantity Period the
  quantities to be delivered by Seller and received by Buyers at the Receiving Facilities, together with the quantities to be delivered by Seller and received by Other Buyer, shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period, after taking into account all commitments of the Badak Facility and taking into consideration the drydocking, maintenance, downtime, and other matters referred to in
  Article 12, so as to assure, as nearly as practicable, continuous full utilization of the LNG Tankers and an even production rate at the Badak Facility.

   7.6  Quantity Deficiency
        (a) If, during any Fixed Quantity Period, a Buyer should fail to take the full Fixed Quantity applicable thereto, such Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by such Buyer during such Fixed Quantity Period (any such quantities being called a "Quantity Deficiency"), subject, however, to paragraphs (b) and (c) below and the following:

             (i)  If, after taking into account all
  adjustments provided for in Sections 7.6(b) and (c), the Quantity Deficiency of a Buyer at the end of any Fixed Quantity Period amounts to less than one Full Cargo Lot, the amount of such Quantity Deficiency shall be carried forward and added to the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

             (ii) If, at the time each Annual Program is developed, the Quantity Deficiency of a Buyer for the applicable year is estimated to amount to less than a Full Cargo Lot, such Buyer shall have the right to request an increase in the quantities which such Buyer wishes to take in such year in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round-Up Request"). Any such Round-Up Request shall not, however, increase the Fixed Quantity of such Buyer. If Buyer does not make a Round-Up Request, or if Seller does not accept such Round-Up Request, the non-delivery of the partial cargo of Fixed Quantity shall not constitute a failure of Seller to make LNG available for sale for the purpose of paragraph (b) below.

             (iii) If, at the end of any Fixed Quantity Period, a Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of such Buyer for such Fixed Quantity Period other than Make-Up LNG or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

        (b) The obligation (set forth in paragraph (a) above) of each Buyer with regard to any Fixed Quantity Period to pay for its Fixed Quantity to the extent not taken shall be reduced by the quantity of LNG which such Buyer was unable to purchase because of an event of Force Majeure affecting either Seller or such Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.

        (c) In calculating the quantity of LNG delivered by Seller and purchased by a Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.

   7.7  Allocation of Deliveries Between Buyers and Other
  Purchasers
        (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of Force Majeure affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of quantities then available for sale at the Badak Facility will be made between Buyers and other purchasers of LNG from the Badak Facility. At such times the total quantities available for sale from the Badak Facility shall be allocated among the purchasers therefrom (including the Buyers) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyers, be the Fixed Quantities to be purchased hereunder during the period of such Force Majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

        (b) If such Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG and Restoration Quantities scheduled for delivery from the Badak Facility to Buyers and equivalent quantities (including quantities required to make good any exercise of an allowance) scheduled for delivery from the Badak Facility to other purchasers under LNG sales contracts which provide for sales over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyers and such other purchasers in proportion to the respective quantities so scheduled.

   7.8  Make-Up LNG
        If pursuant to Section 7.6(a) a Buyer shall have paid for any quantity of LNG which was not taken by such Buyer ("Take-or-Pay Quantity"), then in any subsequent year the said Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") to the extent not previously made up. A Buyer may request Make-Up LNG by giving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested,

                            (i)  Seller has uncommitted quantities of LNG
  available for such purposes,

        (ii) Seller has available LNG Tanker capacity which may be used to transport such Make-Up LNG, and

        (iii) such Buyer shall have first taken and paid for its Fixed Quantity for such year,

                   then Seller shall sell to such Buyer the quantity of Make-Up LNG requested.

        A Buyer's right to purchase Make-Up LNG under this
  Section 7.8 shall expire twelve (12) months after the end of the last Fixed Quantity Period, unless such Buyer shall have requested Make-Up LNG during the preceding twelve (12) months and the Make-Up LNG requested shall not have been delivered to such Buyer. In such circumstance, the parties shall consult and agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity.

        Each Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of the Take-or-Pay Quantity, or the part thereof, being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

   7.9  Force Majeure Deficiency
        (a) If during any Fixed Quantity Period or Fixed Quantity Periods all or any portion of the Fixed Quantity of LNG required to be taken by a Buyer therein is not delivered by Seller or taken by such Buyer by reason of Force Majeure (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and the Buyer or Buyers concerned shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and the Buyer or Buyers purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the parties. Such Restoration Quantities shall be subordinate to Make-Up LNG requested pursuant to Section 7.8.

        (b) If an event of Force Majeure prevents or delays the performance by any Buyer of its obligations under this Contract and causes a reduction in deliveries of LNG, and Seller sells to third parties quantities of LNG which Buyers are unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

        (c)  A Buyer's obligation to restore a Force Majeure
  Deficiency shall be reduced to the extent that the Fixed
  Quantity of such Buyer is taken and paid for by Other Buyer.

   7.10 Allocation of Make-Up LNG and Restoration Quantities Whenever Make-Up LNG is requested under Section 7.8 and/or Restoration Quantities are requested under Section 7.9(a) by a Buyer or Buyers, and quantities are requested for similar purposes (including quantities required to make good any exercise of an allowance) by other purchasers from the Badak Facility, and uncommitted quantities of LNG are not available from the Badak Facility to meet all such requests, then the quantities of LNG which are available from the Badak Facility for such purposes shall be allocated, as between such Buyer or Buyers on the one hand and such other purchasers on the other hand, based on the proportion of the fixed or contract quantities of each requesting purchaser (including such Buyer or Buyers) to the total of the fixed or contract quantities of all of the requesting purchasers.

   7.11 Additional Quantities
        If at the time of making the Annual Program for the next Fixed Quantity Period Seller anticipates, on a reasonable basis, that the actual capacity of the LNG Tankers will exceed the sum of Fixed Quantities, Make-Up LNG, Restoration Quantities, and quantities for which a Round-Up Request has been accepted, of Buyers and Other Buyer in the next Fixed Quantity Period, then (provided Seller has uncommitted production capacity available) Seller shall offer to Buyers additional quantities of LNG ("Additional Quantities") to the extent of such excess capacity anticipated at the time of making the Annual Program for such Fixed Quantity Period. To the extent that Seller's offer is accepted by a Buyer or Buyers at the time of making such Annual Program, Seller shall sell and deliver, and such Buyer or Buyers shall purchase and receive, as Fixed Quantities hereunder, such Additional Quantities during the Fixed Quantity Period to which such Annual Program relates upon the terms and conditions herein contained. Buyers and Other Buyer shall coordinate their requests for Additional Quantities under this Contract and for quantities under Section 7.11 of the Other Buyer Contract so that the sum of such requests for such quantities shall not exceed the Additional Quantities available for delivery. Additional Quantities shall be subject to adjustment in accordance with Sections 7.3(c) and 7.4.

        Notwithstanding the above, Seller shall not be responsible for any loss or damage whatsoever incurred to or by a Buyer as a result of Seller's inability to transport the Additional Quantities to such Buyer.

  ARTICLE 8 - CONTRACT SALES PRICE

   8.1  Contract Sales Price
        The contract sales price ("Contract Sales Price") applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by a Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (U.S.$/MMBTU), shall comprise a transportation element ("Transportation Element") and an LNG element ("LNG Element") and shall be determined in accordance with the following provisions of this Article 8.

        The Transportation Element and the LNG Element are subject to adjustment from time to time according to the following provisions of this Article 8, and the sum thereof as adjusted and in effect at any time shall be the Contract Sales Price which is in effect hereunder at such time. The Contract Sales Price to be applied to the BTUs comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of unloading of such cargo.

   8.2  LNG Element
        (a)  The LNG Element included in the Contract Sales
  Price, as adjusted from time to time, shall be determined according to the following formula:

             LEx  =    A x I

        where :

             LEx  =    the adjusted LNG element, expressed
  in U.S.$/MMBTU;

             A    =    0.156;

             I    =    the arithmetic average of the
  realized export prices in U.S. Dollars per barrel, f.o.b.
  Indonesia, of all field classifications of Indonesian crude oils then being sold and exported, except premiums and except such prices for spot sales.

        (b)  A redetermination of "I" in the formula in
  Section 8.2(a) shall be made as of each effective date on which either :

                  (i)  the realized export prices (except
  premiums and except prices for spot sales) of more than one of the field classifications of Indonesian crude oils then being sold and exported shall have changed from the respective prices therefor included in the last preceding determination of "I" pursuant to this Section 8.2(b), or

                  (ii) two or more field classifications of such crude oils shall have been added to or deleted from the field classifications of crude oils being exported from Indonesia since the date of the last preceding determination of "I" made pursuant to this Section 8.2(b).

        The export price and classification data required to make the above determination shall be verified by the Ministry of Mines and Energy of the Republic of Indonesia.

   8.3  Transportation Element
        The Transportation Element included in the Contract
  Sales Price as adjusted from time to time shall be calculated initially, and adjusted from time to time, in accordance with the formula set forth below.

        Annually, effective as of January 1 of each year during the term of this Contract, the Transportation Element shall be calculated in accordance with the following formula:

               TEx  =    TC    -    D
                         FQ


        where :


             TEx  =    the adjusted Transportation Element,
  expressed in U.S.$/MMBTU;

             TC   =    TC1  +   TC2 ;

            where  :  TC1  =    in respect of the first
                                     LNG Tanker, the estimate
                                     of the total
                                     transportation costs
                                     payable to Seller's
                                     Transporter under
                                     Seller's Transportation
                                     Arrangements for the
                                     applicable Fixed Quantity
                                     Period, expressed in U.S.
                                     Dollars;

          TC2  =    in respect of the second
                                     LNG Tanker, the estimate
                                     of the total
                                     transportation costs
                                     payable to Seller's
                                     Transporter under
                                     Seller's Transportation
                                     Arrangements for the
                                     applicable Fixed Quantity
                                     Period, expressed in U.S.
                                     Dollars;

             FQ   =    the aggregate of the Fixed Quantities
  of Buyers and Other Buyer (and any quantities purchased pursuant to a Round-Up Request by Buyers and/or Other Buyer accepted by Seller) as reflected in the Annual Program for the applicable Fixed Quantity Period, expressed in MMBTUs;

             D    =    U.S.$ 0.15 /MMBTU.


        In connection with each annual adjustment of the Transportation Element, Seller shall furnish to Buyers such available estimates, accounting and other data as may reasonably be required by Buyers to establish the basis upon which and the manner in which such adjustment is calculated. Seller shall permit Buyers to review the reasonableness of the current year estimated Operating Cost Component and prior year results in conjunction with Seller's review as provided for in Seller's Transportation Arrangements, shall use its best efforts to provide Buyers full access to periodic review procedures of Seller's Transporter's operation established thereunder, and, in consultation and agreement with Buyers, shall appoint independent auditors to audit the Operating Cost Component pursuant thereto for the immediately preceding Fixed Quantity Period. Seller, independently, or at Buyers' request, shall challenge the inclusion of any unreasonable or unjustified item or amount that affects the hire rate under Seller's Transportation Arrangements.

   8.4  Annual Reconciliation of Transportation Costs
        After receipt of the report of the independent auditors referred to in Section 8.3 and discussions between Seller, Buyers and Other Buyer (provided that no party shall unreasonably challenge the conclusions of such independent audit) Buyers and Other Buyer will pay to Seller (or Seller will pay to Buyers and Other Buyer as the case may be) the difference between:

        (i) the total transportation costs paid by Seller to Seller's Transporter in respect of the immediately preceding Fixed Quantity Period, and

        (ii) the sum of all transportation - related costs paid by Buyers and Other Buyer to Seller in respect of the immediately preceding Fixed Quantity Period, and the amount attributable to D for such Fixed Quantity Period. This amount is herein referred to as the "Actual Amount", and will be calculated in accordance with the following formula:

   Actual Amount  =  (TEx x FQx) + (D x FQx) + NC +
  0.35(DEM)

        where :
             FQx  =    in respect of Buyers and Other
  Buyer, the quantities delivered during the applicable Fixed
  Quantity Period together with any Quantity Deficiency for such period;

             NC   =    the total amount, in U.S. Dollars, of
  Non-Utilization Costs, if any, paid by Buyers or Other Buyer during the applicable Fixed Quantity Period;

             DEM  =    the total amount, in U.S. Dollars, of
  demurrage payments, if any, paid by Buyers or Other Buyer during the Fixed Quantity Period.

  Such payment will be payable by or paid to Buyers and Other Buyer in proportion to Buyers' and Other Buyer's Fixed Quantities (and any quantities purchased pursuant to a Round-Up Request by such Buyers and/or Other Buyer accepted by Seller) during the immediately preceding Fixed Quantity Period.

        Seller shall invoice Buyers, or Buyers shall invoice Seller, for amounts due under this Section 8.4, and Buyers or Seller (as the case may be) shall pay such invoice no later than twenty (20) calendar days after the date of receipt thereof.

   8.5  Second LNG Tanker
        (a) At any time prior to July 1, 1996, Buyers and Other Buyer may bring to the attention of Seller the availability of an LNG tanker and Seller shall give consideration to same. Buyers and Other Buyer, after having participated as observers in the negotiations between Seller and Seller's Transporter in relation to the second LNG Tanker, shall jointly accept in writing the cost of transportation relating to the second LNG Tanker, as shown in the agreement which Seller proposes as Seller's Transportation Arrangements. Such acceptance in writing from Buyers and Other Buyer shall be given within twenty-one (21) days after Buyers and Other Buyer have received a copy of the agreement which Seller proposes as Seller's Transportation Arrangements. Upon receipt by Seller of such written acceptance, the adjusted Transportation Element applicable to the quantities of LNG to be delivered on the LNG Tankers for the applicable Fixed Quantity Period shall be calculated by including the costs payable to Seller's Transporter for the second LNG Tanker in the calculation of TC under Section 8.3, commencing with the Fixed Quantity Period the second LNG Tanker delivers its first cargo hereunder.

        (b) If Buyers and Other Buyer do not jointly accept the cost of transportation relative to such second LNG Tanker, then Seller, Buyers, and Other Buyer shall meet to discuss the availability of alternative methods of transporting the quantities of LNG which would have been carried by the second LNG Tanker. If agreement on an alternative is not reached within six (6) months of Seller's presentation of its proposed Seller's Transportation Arrangements, this Contract shall ipso facto be deemed amended to reflect the non-introduction of the second LNG Tanker and the reduction in the Fixed Quantities of Buyers and Other Buyer resulting therefrom, such that the aggregate of the Fixed Quantities of Buyers and Other Buyer do not exceed a maximum of 10,125 Billion BTUs for all subsequent Fixed Quantity Periods.

  ARTICLE 9 - TRANSFER OF TITLE

   The LNG to be sold by Seller and purchased by each Buyer hereunder shall be delivered to such Buyer into its Receiving
  Facility at an Unloading Port. Delivery shall be deemed completed and title and risk of loss shall pass from Seller to such Buyer as the LNG passes the Delivery Point.

  ARTICLE 10 - INVOICES AND PAYMENT

          10.1 Cargo Invoices and Documents
                  Promptly after completion of each unloading of an LNG Tanker, Seller, or its representative, shall furnish to the receiving Buyer, or Buyers' Representative, a certificate of volume unloaded together with such other documents concerning the cargo as may be reasonably requested by Buyers for the purpose of Japanese customs clearance.

        As soon as possible but not later than forty-eight
  (48) hours after completion of unloading, the receiving Buyer shall complete a laboratory analysis to determine the quality and BTU content of the LNG and furnish to Seller, or to its representative, a certificate with respect thereto.

        Promptly upon completion of such analysis, Seller, or its representative, shall furnish by telex or telegram to the receiving Buyer an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Price for the number of BTUs sold and delivered. At the same time, Seller shall send the receiving Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

        If the receiving Buyer has not completed the above mentioned quality and BTU analysis within the forty-eight-hour period mentioned above, Seller may furnish a provisional commercial invoice based upon the typical BTU content and typical mole composition analysis of LNG then being delivered to Buyer, and such provisional invoice shall be payable on the due date specified in Section 10.3 subject only to any later adjusting payment which may be called for when the aforesaid analysis has been completed.

     10.2 Other Invoices
                  In the event that any moneys are due from either Buyer to Seller, including, without limitation, amounts payable pursuant to Sections 4.6, 4.7(b), 4.8 , 7.5(b) and 7.6 and
  Article 14, then Seller shall furnish or cause to be furnished to such Buyer an invoice by telex or telegram therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in Section 10.1 for sending a signed copy of such invoice shall be followed.

     10.3 Invoice Due Dates
                  Each invoice to a Buyer referred to in Section 10.1 above shall become due and payable by such Buyer on the fifth
  (5th) Business Day in Japan after the date on which the invoice (which may be in telex or telegraphic form) has been received by such Buyer in Japan. For this purpose a telex/telegraphic copy of an invoice shall be deemed received by Buyer in Japan on the next Business Day in Japan following the day on which it was sent.

        Each other invoice to a Buyer hereunder shall become due and payable by such Buyer on the twentieth (20th) calendar day after the date of such Buyer's receipt of such invoice in Japan.

        If any invoice due date is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.

        In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest, compounded annually, from and including the day following the due date up to and including the date when payment is made, at an interest rate two percent (2%) greater than the Base Rate in effect from time to time during the period of delinquency. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the Base Rate as of the dates of such changes in the Base Rate.

     10.4 Payment
        Each Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by such Buyer pursuant to any invoice issued hereunder, to a bank account or accounts in the United States to be designated by Seller. Buyer shall not be responsible for such bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment by a Buyer of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.

        Transfer of funds to the Seller's bank in the United States effected from Japan before the close of business in Japan on or before the due date of any invoice shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States, or for one or more days which are not banking days in the United States.

               10.5 Seller's Rights Upon Buyer's Failure to Make Payment
        (a) If payment of any invoice for quantities of LNG sold hereunder or for Fixed Quantities of LNG not taken and for which a Buyer is obligated to pay pursuant to this Contract is not made in accordance with this Contract within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to such Buyer and Other Buyer:

        (i) to suspend subsequent deliveries to such Buyer until the amount of such invoice and interest thereon has been paid, and such Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries; and

        (ii) for the duration of such suspension, to sell and deliver to a third party the quantities of LNG which would otherwise have been purchased and received by such Buyer.

        (b) If any such invoice is not paid within one hundred twenty (120) days after the due date thereof, then, subject to the further provisions of this Section 10.5, upon not less than eighty (80) days' notice to Buyers and Other Buyer, Seller may terminate this Contract in respect of the defaulting Buyer only, in which event :

        (i) this Contract shall continue in effect between Seller and the non-defaulting Buyer just as though the defaulting Buyer had never been a party and the quantities of LNG thereafter to be purchased and received by such defaulting Buyer had never been included in this Contract; and

        (ii) as regards the quantities of LNG which would otherwise have been purchased and received by such defaulting Buyer, Seller shall be entitled to increase by a like amount the quantity of LNG to be sold and delivered by Seller to Other Buyer utilizing the LNG Tankers.

        Termination by Seller under this Section 10.5(b) shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by a Buyer or Buyers.

   10.6 Seller's Rights Upon Other Buyer's Failure to Make
  Payment
        If payment of any invoice for quantities of LNG sold to Other Buyer under the Other Buyer Contract or for fixed quantities of LNG not taken and for which Other Buyer is obligated to pay pursuant to the Other Buyer Contract is not made in accordance with the Other Buyer Contract within one hundred and twenty (120) days after the due date thereof, then upon not less than eighty (80) days' notice to Buyers and Other Buyer, Seller shall have the right to terminate the Other Buyer Contract in its entirety and this Contract in its entirety unless, prior to such termination of this Contract, arrangements shall have been made which are satisfactory to Seller for the payment of all amounts owed Seller by Other Buyer and for the assumption of the LNG quantity and other obligations of Other Buyer under the Other Buyer Contract by one or both of the Buyers to this Contract or, with the consent of Seller, by a third party. Prior to termination of this Contract under this Section 10.6, Seller shall consult with Buyers and shall give due consideration to Buyers' proposals for the continued performance of this Contract that will compensate Seller for increased costs which Seller may incur in respect of the transportation of LNG as a result of termination of the Other Buyer Contract.

   10.7 Disputed Invoices
        (a) Subject to Section 10.7(b) below, in the event of disagreement concerning any invoice, the invoiced Buyer shall make provisional payment of the total amount thereof and shall immediately notify Seller of the reasons for such disagreement, except that in the case of obvious error in computation the correct amount shall be paid disregarding such error.

                       (b)  In the event of disagreement arising under
  Article 13 which results in a dispute concerning the amount of any invoice issued to a Buyer :

             (i) the invoiced Buyer shall make provisional payment of the amount which is believed to be correct and shall immediately notify Seller of the reasons for such disagreement, except that in case of obvious error in computation the correct amount shall be paid disregarding such error; and

                            (ii) the invoiced Buyer shall make provisional
  payment of the amount in dispute to an interest bearing escrow account established and controlled jointly by Seller and the invoiced Buyer. The amount in dispute (including account interest thereon) shall remain in the escrow account until resolution of the disagreement, after which the amount shall be paid to the party entitled thereto.

        (c) Invoices may be contested or modified only if, within a period of ninety (90) days after receipt thereof, Buyer or Seller serves notice on the other, questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Section 10.3 from the date payment was due to the date of payment.




  ARTICLE 11 - QUALITY

     11.1 Gross Heating Value
                  The LNG when delivered by Seller to Buyers shall have, in a gaseous state, a Gross Heating Value of not less than 1070 BTU per Standard Cubic Foot and not more than 1170 BTU per Standard Cubic Foot. The expected range will be between 1110 and 1165 BTU per Standard Cubic Foot.

     11.2 Components
                  The LNG when delivered by Seller to Buyers shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

          A.   Nitrogen (N2), 1.0 mol%.
               B.   Butanes (C4) and heavier, 2.00 mol%.
               C.   Pentanes (C5) and heavier, 0.10 mol%.
               D.   Hydrogen sulfide (H2S), 0.25 grains per 100
                 Standard Cubic Feet (0.25 grains/100 scf).
               E.   Total sulfur content, 1.3 grains per 100
                 Standard Cubic Feet (1.3 grains/100 scf).

        Although the LNG which Seller delivers to Buyers is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Badak Facility, Seller would expect such concentrations to be materially less.

        Should any question regarding quality of the LNG arise, Buyers and Seller shall consult and cooperate concerning such question.

  ARTICLE 12 - SCHEDULING

   12.1 Annual Program

        (a) Not later than ninety (90) days prior to the beginning of each calendar year commencing with the year in which the first Fixed Quantity Period occurs, Seller shall give written notice to Buyers of the anticipated quantities of LNG to be available for sale hereunder from the Badak Facility for each calendar quarter of the next calendar year. On or before October 15 of each year in which such notice is given, each Buyer shall advise Seller in writing of the quantities such Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG, any Restoration Quantities (in addition to Fixed Quantities), and any Additional Quantities requested pursuant to Article 7.

        Seller and Buyers shall thereupon consult together with a view to reaching agreement by December 1st of the same year and Seller shall issue a programming schedule, including provisional loading dates, for quantities to be delivered to each Receiving Facility and to the receiving facilities of Other Buyer during each calendar month during the following year (the "Annual Program"), taking into consideration the contents of the above notices and the Coordinated Maintenance Schedule. The Annual Program shall take into account Seller's commitments to other purchasers of LNG from the Badak Facility. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved.

        The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sell and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold and paid for during such Fixed Quantity Period. Seller and Buyers will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

        (b) An Annual Program shall be amended to reflect requests for:

                         (i)  Make-Up LNG relating to a Take-or-Pay
  Quantity paid for in respect of the immediately preceding year; and

                        (ii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year;

  provided that the requested LNG and the necessary transportation are available and such requests are received by Seller not later than January 15 of the year to which such Annual Program relates.

   12.2 Ninety-Day Schedules
        Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with each Buyer, deliver to each Buyer a three-month forward plan of delivery (the "Ninety-Day Schedule"), which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable and sets forth by voyages and the projected dates thereof the pattern of shipments forecast for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the scheduled shipments forecast in the Annual Program. Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyers, Seller shall revise the Ninety-Day Schedule when appropriate to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyers for adjustments.

   12.3 Maintenance and Inspection Coordination
        Not later than ninety (90) days prior to the beginning of each Fixed Quantity Period, Seller and Buyers shall consult and agree on a program (the "Coordinated Maintenance Schedule") designed to coordinate the scheduled drydocking and maintenance of the LNG Tankers and the anticipated maintenance/inspection downtime of the Badak Facility and the Receiving Facilities of each Buyer during that Fixed Quantity Period, and to minimize the collective impact thereof on continuous delivery of LNG hereunder, if and to the extent such drydocking, maintenance and downtime is expected to affect deliveries of LNG hereunder.

   12.4 Coordination of Scheduling with Other Buyer
        In exercising their rights and in performing their obligations under this Article 12, Buyers shall consult and coordinate with Other Buyer as to the matters dealt with herein prior to any discussions regarding the same with Seller.

  ARTICLE 13 - MEASUREMENTS, TESTS AND ANALYSIS

     13.1 Parties to Supply Devices

        Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers, density, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.

        Each Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Receiving Facilities.

     13.2 Selection of Devices
                  All devices provided for in this Article 13 shall be chosen by mutual agreement of the parties and shall be such as at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy (which shall in any case be within the permissible tolerances defined in Schedule A) of such devices selected shall be mutually agreed upon by Buyers and Seller. In advance of the use of any device the party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy. The provisions of Section
  13.10(a) shall apply to such tests.

     13.3 Units of Measurement and Calibration
                  The parties will cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section
  13.11. Measurement devices shall be calibrated as follows:


  Measurement      American Units          Metric Units
  Volume           Cubic feet              Cubic Meters

  Temperature      Degrees Fahrenheit      Degrees Centigrade

  Pressure         Pounds per square       Kilograms per square
                   inch or inches of       centimeter or
                   mercury                 millimeters of
                                           mercury

  Length           Feet                    Meters

  Weight           Pounds                  Kilograms

  Density          Pounds per cubic        Kilograms per Cubic
                   foot                    Meter

     13.4 Tank Gauge Tables of LNG Tankers
                  Seller shall provide each Buyer, or cause each Buyer to be provided, with a certified copy of tank gauge tables for each tank of the LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the parties.
  Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyers shall each have the right to have representatives present at the time each LNG tank on the LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), any Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of the LNG Tanker, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

     13.5 Gauging and Measuring LNG Volumes Delivered
                  Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG
  Tankers before and after unloading.

        Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Seller before and after unloading.

        The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after the completion of unloading.

        Copies of gauging and measurement records shall be furnished to Buyer.
          A.   Gauging the Liquid Level of LNG
                            The level of the LNG in each LNG tank of the LNG
  Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

          B.   Determination of Temperature
                            The temperature of the LNG and of the vapor space
  in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be logged or printed.

          C.   Determination of Pressure
                            The pressure of the vapor in each LNG tank shall
  be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tanker. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tanker.

          D.   Determination of Density
                            Density of the LNG shall be computed by Seller
  or, if mutually agreed, measured. Initially the density of the LNG will be computed by the method described in Schedule A attached hereto. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyers and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.

          13.6 Samples for Quality Analysis
                  Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by each Buyer during the time of unloading and delivery to such Buyer.
  The three (3) samples shall be taken from an appropriate point on Buyer's receiving line as close as possible to the unloading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyers and Seller.

        In addition, periodic samples shall be obtained during unloading. Should it be necessary to utilize periodic samples, the composition of the LNG unloaded shall be the arithmetic average of the results obtained by analysis of such samples.

        The method and devices for sampling and the quantity of the samples to be withdrawn shall be determined by agreement between Buyers and Seller to provide for taking representative and adequate samples of the LNG delivered.

        If representative samples cannot be obtained by Buyer, the data to be determined by sample analysis in Section 13.7 shall be based upon the analysis of the LNG loaded at the Loading Port and shall, after the boil-off adjustment provided for below, be substituted for use in determining composition of the cargo delivered. Such data obtained at the Loading Port shall be adjusted for boil-off on the basis of the arithmetic average of the boil-off experience during the one-way voyage with regard to the last cargoes carried by the same LNG Tanker, up to a maximum of five (5), from the Loading Port to the same Receiving Facility. For this purpose Seller shall utilize devices comparable to those utilized at the Receiving Facility and shall employ methods of taking and analyzing the samples at the Loading Port comparable in accuracy to those employed at the Receiving Facility.

        The samples obtained shall be distributed as follows:
     First sample   -    for use of Buyer receiving the LNG
                             shipment.
                    Second sample  -    for retention by such Buyer for an
                             agreed period, not to exceed
                             twenty (20) days, during which
                             period any dispute as to the
                             accuracy of any analysis shall be
                             raised, in which case the sample
                             shall be further retained until
                             such Buyer and Seller agree to
                             retain it no longer.
                    Third sample   -    for use of Seller, if Seller so
                             requests.

     13.7 Quality Analysis
                  The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by the Buyer receiving the LNG shipment to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with "G.P.A. Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of January 1, 1977 or as otherwise mutually agreed upon. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyers and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively.
  A calibration of the chromatograph or other analytical instrument used shall be performed by each Buyer immediately prior to the analysis of the sample of LNG delivered. The
  Buyer shall give advance notice to Seller of the time the Buyer intends to conduct a calibration thereof, and Seller shall have the right to have a representative present at each such calibration; provided, however, the Buyer will not be obligated to defer or reschedule any calibration in order to permit the representative of Seller to be present.

        The sample shall be analyzed, or be caused to be analyzed, by the Buyer to determine the concentrations of hydrogen sulfide (H2S) and total sulfur content referred to in
  Section 11.2 using the methods described in Schedule A attached hereto.

     13.8 Operating Procedures
                  Prior to conducting operations for measurement, gauging, sampling and analysis provided in Sections 13.5, 13.6 and 13.7, the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either party any measurement, gauging, sampling and analysis provided for in Sections 13.5, 13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurement and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurement and computation.

     13.9 BTU Quantities Sold and Delivered
                  The quantity of BTUs sold and delivered shall be calculated by Seller following the procedures described in this Section 13.9, and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyers.

     A.   Determination of Gross Heating Value
                       The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A attached hereto, on the basis of the molecular composition determined pursuant to Section
  13.7 and of the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A., current at the time of computation.

        If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyers, be substituted therefor but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTUs sold and delivered.

     B.   Determination of Volume of LNG Unloaded
                       The LNG volume in the tanks of the LNG Tanker before and after unloading shall be determined by gauging as provided in Section 13.5 on the basis of the tank gauge tables provided for in Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker after unloading shall then be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG
  Tanker.

        If failure of gauging and measuring devices of the LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Buyer's onshore LNG storage tanks immediately before and after unloading the LNG Tanker, and such volume shall be increased by adding an estimated LNG volume, agreed upon by the parties, for boil-off from such onshore LNG storage tanks and related pipelines during the unloading of the LNG Tanker. Each Buyer shall provide Seller, or cause Seller to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

   C.   Determination of BTU Quantities Sold and Delivered
        The quantities of BTUs sold and delivered shall be computed by Seller by means of the following formula:

                  Q =  V  x  D x P  -  Qr
   where :
          Q    :    represents the quantity of the LNG sold
                      and delivered in BTUs.
               V    :    represents the volume of the LNG
                      unloaded, stated in Cubic Meters,
                      determined as provided in Section 13.9B.
               D    :    represents the density of the LNG
                      unloaded, stated in kilograms per Cubic
                      Meter, determined as provided in Section
                      13.5D.
               P    :    represents the Gross Heating Value of the
                      LNG unloaded, stated in BTUs per
                      kilogram.
               Qr   :    represents the quantity in BTUs of the
                      vapor which displaced the volume of LNG
                      unloaded from the LNG tanks in the LNG
                      Tanker.


                      Physical constants, calculation
                      procedures and examples of BTU
                      determination are provided in Schedule A.

                    13.10     Verification of Accuracy and Correction for
            Error
                  (a) Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyers. At the request of any party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyers and Seller. Permissible tolerances shall be defined in Schedule A.

        (b) Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. All the invoices issued during such period shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between the affected Buyer or Buyers and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to such period of error, corrections shall be made and invoices amended for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10(b) shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.7(c).

     13.11     Disputes
                  In the event of any dispute concerning the subject matter of this Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of measurement, period of error of a device, sampling, analysis, computation or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties to the dispute or, if such authority cannot be agreed upon within thirty (30) days of request by any such party, such dispute shall be decided by arbitration pursuant to Article 16. All decisions of an authority acting under this Section 13.11 shall be binding on such parties. Expenses incurred in connection with the services of such authority shall be shared equally by the Seller on the one hand and the Buyer or Buyers who are parties to the dispute on the other hand.

     13.12     Costs and Expenses of Test and Verification
                  All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article
  13 shall be borne by Seller and all costs and expenses for testing and verifying Buyers' measurement devices as provided for in this Article 13 shall be borne by Buyers. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections 13.8 and 13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyers.


  ARTICLE 14 - DUTIES, TAXES AND CHARGES

        Each Buyer shall pay (or reimburse Seller for payments made by it) and shall indemnify and hold Seller harmless from, all taxes, royalties, duties, or other imposts levied or imposed by the Japanese Government or any subdivision thereof, or any other governmental authority in Japan, on the transportation, sale and import of LNG, or on any income resulting therefrom, including income resulting from payments made under this Article 14, and taxes and duties levied or imposed on the LNG Tankers in Japan. The parties understand and confirm that Buyer shall not be required to pay under this
  Article 14 for any port charges, taxes or duties on the LNG Tankers to the extent the same are included in any other amounts payable by Buyer under this Contract. All payments or reimbursements required under this Article 14 shall be invoiced by Seller and paid by Buyer in accordance with
  Article 10.


  ARTICLE 15 - FORCE MAJEURE

  15.1  Events of Force Majeure
        Neither Seller nor any Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following ("Force Majeure"):

               (A)  Fire, flood, atmospheric disturbance,
                      lightning, storm, typhoon, tornado,
                      earthquake, landslide, soil erosion,
                      subsidence, washout or epidemic;

               (B)  War, riot, civil war, blockade,
                      insurrection, act of public enemies or
                      civil disturbance;

                    (C)  Strike, lockout or other industrial
                      disturbance;

                    (D)  Serious accidental damage to or serious
                      failure of Seller's Facilities, unless
                      such damage or failure is the result of
                      gross negligence on the part of Seller's management;

                    (E)  Serious accidental damage to or serious
                      failure of a Buyer's Facilities, unless
                      such damage or failure is the result of
                      gross negligence on the part of such
                      Buyer's management;

                    (F)  The Proved Remaining Recoverable Reserves
                      of Natural Gas in the Gas Supply Area
                      expressed in the then most recent
                      Certificate referred to in Section 3.2(a) which can be economically produced have been fully depleted;

                                      (G)  Delay in completion and testing of a
  Buyer's Receiving Facilities so as to prevent the same from becoming operational on a continuing basis, which delay is caused by delay in receiving major items of equipment or materials from the manufacturer or vendor thereof, provided that such Buyer shall have taken all steps reasonably available to obtain timely delivery of such items including the placing of purchase orders within such time as was prudent under then existing circumstances, or by delay in the completion and testing of inground LNG storage tanks, provided that the affected Buyer shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide LNG storage tanks under this Contract;

             (H)  Delay in completion and testing of a
  vessel intended to be used as an LNG Tanker so as to prevent the same from becoming operational on a continuing basis, provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract;

          (I) Act of government that directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section
  10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract; or

                    (J) Unavailability of an LNG Tanker caused by an event or circumstance which is beyond the reasonable control of Seller despite Seller's best efforts to assure the availability of such LNG Tanker.

   15.2 Notice; Resumption of Normal Performance
        (a) Immediately upon the occurrence of an event of Force Majeure that gives a party warning that the event may delay or prevent the performance by Seller or a Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other parties describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:
                    (i)  The estimated period during which
                      performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

                    (ii) The particulars of the program to be
                      implemented to ensure full resumption of normal performance hereunder.

        (b)  In order to ensure resumption of normal
  performance of this Contract within the shortest practicable time, the party affected by an event of Force Majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event.

   15.3 Efforts to Mitigate the Effect of Force Majeure
        If an event of Force Majeure affects any Buyer's Facilities or like facilities of Other Buyer, Buyers shall take or permit to be taken all measures which are reasonable so that the LNG Tankers will be used to the maximum extent possible, including (in the case of an event of Force Majeure affecting a Buyer's Facilities) the timely delivery by Seller of those quantities of LNG affected by such event of Force Majeure to Other Buyer in accordance with the provisions of the Other Buyer Contract.

   15.4 Settlement of Industrial Disturbances
        Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situation and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.


  ARTICLE 16 - ARBITRATION

   All disputes arising between a Buyer or Buyers, on the one hand, and Seller, on the other hand, relating to this Contract or the interpretation or performance hereof, shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

  ARTICLE 17 - APPLICABLE LAW

   This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United
  States of America.

  ARTICLE 18 - BUYERS' REPRESENTATIVE

   Buyers will from time to time jointly designate a Buyers'
  Representative to act on behalf of the Buyers in performing the following:

     A. Coordination among each of the Buyers and Other Buyer, and between Seller and Buyer or Buyers, and the handling of communications between Seller and Buyer or Buyers in connection with performance of this Contract; and

          B. Implementation of various operations of each Buyer or of Buyers which are necessary in connection with purchasing and receiving of LNG hereunder.

   Buyers shall notify Seller of the name and address of the entity to act as Buyers' Representative.

   Seller shall be entitled to accept and rely upon any communication received from Buyers' Representative as if received directly from one or both of the Buyers, and to give communications to Buyers' Representative with the same effect as if given directly to a Buyer or Buyers. No act of or authorization to Buyers' Representative shall relieve either Buyer from performance of any obligation or payment of any liability of such Buyer hereunder, each Buyer remaining primarily liable therefor at all times.

  ARTICLE 19 - CONFIDENTIALITY

   No party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such party in connection with the performance of this Contract without the prior agreement of the party or parties to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, or information or documents, which:

     (i) have fallen into the public domain otherwise than through the act or failure to act of the party that has obtained them; or

          (ii) are communicated to:

          (A)  any of Seller's Suppliers, or any Affiliate
                 (as defined below), with the obligation of the receiving person to maintain confidentiality;

               (B)  persons participating in the implementation of
                 this project, such as Other Buyer, Seller's
                 Transporter, Buyers' Representative, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

               (C)  any governmental agency of the Republic of
                 Indonesia or Japan, or having jurisdiction over any of Seller's Suppliers or any Affiliate or Seller's Transporter, provided that such agency has authority to require such disclosure, and that such disclosure is made in accordance with that authority.

   As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, a party to this Contract or any of Seller's Suppliers.

  ARTICLE 20 - NOTICES

   All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile, cable, or other similar electronic method of written transmission mutually agreed by Seller and Buyers, except that notices given from an LNG Tanker at sea may be by radio. Notices and communications shall be directed as follows:

     A. To Seller at the following mail, telex, facsimile and cable addresses:

          PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS
          BUMI NEGARA (PERTAMINA)

          (Mail address)

          P.O. Box 12/JKT
          Jalan Merdeka Timur 1A,
          Jakarta Pusat, Indonesia

          (Telex address)

          PERTAMINA 44302 or 44152
          JAKARTA, INDONESIA

          (Facsimile address)

          62-21-355271

          (Cable address)

                                        PERTAMINA
          JAKARTA, INDONESIA VIA RCA

          In each case marked for the attention of:

          Head of Gas Marketing Bureau


     B.   To Buyers at the following mail, telex, facsimile
            and cable   addresses -


     (i)  Hiroshima Gas Co., Ltd.

          (Mail address)

          2-7-1, Minamimachi,
          Minami-ku,
          Hiroshima, 734 Japan

          (Telex address)

          To be provided prior to October 1, 1995

          (Facsimile address)

          81-82-255-9888

          (Cable address)

          HIROSHIMAGAS HIROSHIMA

          In each case marked for the attention of :

          Carbon Department

     (ii) Nippon Gas Co., Ltd.

          (Mail address)

          8-2, Chuocho, Kagoshima-shi,
          Kagoshima, 890 Japan

          (Telex address)

          To be provided prior to October 1, 1995

          (Facsimile address)

          81-992-54-7040

          (Cable address)

          NIPPONGAS KAGOSHIMA

          In each case marked for the attention of :

          LNG Introduction Corporate Planning Office


        The parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes.

   Immediately upon receiving communications by telex, facsimile, cable or other similar electronic method of written transmission, or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

   Without prejudice to the validity of the original notice, the receiving party of any notice given by telex, facsimile, cable or other similar electronic method of written transmission may request the confirmation of the notice by letter and the sending party shall make such confirmation by letter upon the request.


  ARTICLE 21 - ASSIGNMENT

   Neither this Contract nor any rights or obligations hereunder may be assigned by either Buyer without the prior written consent of Seller, or by Seller without the prior written consent of each Buyer. Any request by a Buyer for Seller's consent to an assignment shall be accompanied by the written consent of the other Buyer and Other Buyer to the proposed assignment.


  ARTICLE 22 - AMENDMENT AND WAIVER

   This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyers.

   The failure of any party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.

  ARTICLE 23 - SEVERALTY

   This Contract shall be binding upon each Buyer in accordance with its terms. The liabilities of Buyers under this Contract are several and not joint or joint and several, and each Buyer shall be liable only for performance of the obligations of such Buyer as provided in this Contract.

  ARTICLE 24 - DETAILS OF PERFORMANCE

   Details necessary for performance of this Contract shall be mutually agreed upon by Seller and each Buyer separately or, when necessary and desirable, by Seller, Buyers and Other
  Buyer on a coordinated and mutually agreeable basis.

  ARTICLE 25 - EXCHANGE OF INFORMATION

        Seller and Buyers will maintain close communication with each other, and with Other Buyer, and will mutually provide and exchange available information directly relevant to the fulfillment of this Contract.

   The parties will consult together, and if necessary with Other Buyer, to coordinate plans relating to the construction of the Receiving Facilities, the modification of the Badak Facility and the construction of the vessels intended to be used as the LNG Tankers, so as to assure that such facilities and such vessels are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the parties. For the purpose of such consultation, each of the parties will appoint representatives to a joint coordinating committee (which will include a representative of Other Buyer) which shall meet for the first time within sixty (60) days after the execution of this Contract, and thereafter at such intervals as it shall decide. Meetings of the joint coordinating committee shall be attended by Other Buyer when necessary.


  ARTICLE 26 - TERMINATION

   Seller and each Buyer shall use best efforts to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract (the "Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If, at the time of expiration of twelve (12) months after the execution of this Contract, Seller or either Buyer should fail to obtain the Authorizations and Approvals, then such party shall so notify the other parties promptly after such expiration, and Seller and Buyers shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained then either Seller or Buyers may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to by the parties.

   If, after using their best efforts, either Seller or Other Buyer should fail to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of the Other Buyer Contract then, in the event that either Seller or Other Buyer (being entitled to do so pursuant to the provisions of the Other Buyer Contract) terminates the Other Buyer Contract, Seller shall so notify Buyers in writing, and Seller and Buyers shall promptly begin consultations with a view to finding mutually agreeable alternative arrangements for ensuring that the vessels intended to be used as the LNG Tankers will be fully utilized. If within thirty (30) days after the date of the aforesaid notice the parties have not agreed on such alternative arrangements or on a time period in which such mutually agreeable alternative arrangements shall be concluded, then Seller may terminate this Contract by written notice to Buyers at any time prior to the date on which such alternative arrangements have been completed.

   This Contract is also subject to termination under certain other circumstances as provided in Sections 10.5 and 10.6.

   Termination of this Contract shall be without prejudice to any accrued rights of the parties arising under this Contract prior to termination.

  ARTICLE 27 - SCOPE

   This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any agreement between the parties, whether written or oral, prior to the date of the execution hereof.

  ARTICLE 28 - COUNTERPARTS

   This Contract is executed in three (3) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.

   IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed by its duly authorized officer as of the date first written above.

  SELLER:                          BUYERS:

  PERUSAHAAN PERTAMBANGAN          HIROSHIMA GAS CO., LTD.
  MINYAK DAN GAS BUMI NEGARA
  (PERTAMINA)


  By ________/s/_____________      By___________/s/_________


                                   NIPPON GAS CO., LTD.




                                   By__________/s/___________


  WITNESS:
  NISSHO IWAI CORPORATION



  By __________/s/____________

  SIDE LETTER TO
  LNG SALES CONTRACT



  13 October, 1992




  NIPPON GAS CO., LTD.



  Gentlemen,



  With reference to the LNG Sales Contract entered into today between Pertamina and Hiroshima Gas Co., Ltd., and Nippon Gas Co., Ltd. (the "Contract"), the parties have agreed the following matters supplemental to the Contract. In this letter terms defined in the Contract shall have the meanings therein ascribed to them.


  1.    Deliveries for Testing and Cool-Down of Receiving
  Facilities

             The first full cargo to be delivered to each Buyer as part of its Fixed Quantities in the first Fixed Quantity Period shall be for the purposes of cooling down such Buyer's
  Receiving Facilities. Allowed Laytime shall be extended by such period as Seller and Buyers shall mutually agree is reasonable (but in no event to exceed fifteen (15) days) to allow for the delivery of such cool-down cargo.

  2.    Force Majeure at Seller's Facilities

   If there is an event of Force Majeure at Seller's Facilities which reduces the quantity of LNG available to Buyers from the Badak Facility, then Seller and Buyers will consult regarding the possibility of making the LNG Tankers available to Buyers. In the event that Seller decides to make the LNG Tankers available to Buyers, Seller shall be entitled, upon reasonable notice to Buyers, to have the LNG Tankers returned to Seller whenever Seller is able to resume delivery of LNG to Buyers.

         3.  Buyers' Obligation to Restore Force Majeure Deficiency

             Referring to Section 7.9 (a) of the Contract, the parties have agreed the following with regard to Buyers' obligation to restore a Force Majeure Deficiency under the Contract:

             (i) Section 7.9 (a) does not impose on Buyers any obligation as to resumption of normal performance in the event of Force Majeure affecting Buyers under Section 15.1 which is greater than Buyers' obligation under Sections 15.2 and 15.3, and after resumption of normal performance Buyers will not be required to modify Buyers' Facilities, in order to restore a Force Majeure Deficiency, at a cost which would make the purchase of such Restoration Quantities uneconomic.

             (ii) Buyers will not be required to engage in efforts to increase the demand of their customers for gas beyond the efforts which are in the best interests of their overall business.

             (iii) Buyers' rights under this Contract to purchase Fixed Quantities, or under other LNG purchase contracts of Buyers to purchase the equivalent thereof, and to increase or decrease such quantities in accordance with such contracts, are recognized, it being understood by the parties that the exercise of quantity options, if any, under other LNG purchase contracts of Buyers or the short-term purchase of LNG by Buyers are subject to due regard for Buyers' obligation to restore a Force Majeure Deficiency.

         4.  Sale of Additional Cargoes on a Spot Basis

             Seller and Buyers agree that at any time during any Fixed Quantity Period a Buyer shall be entitled to request the purchase of additional cargoes, on a spot basis, using the LNG
  Tankers.

             Seller may accept or reject such request in its sole discretion. In the event that Seller accepts any such request, the sale and purchase of the quantities involved shall be made on the terms and conditions contained in the Contract.

         5.  Seller's Transportation Arrangements

             At the time Sections 8.3 and 8.4 were prepared, Seller's Transportation Arrangements had not yet been finalized. Seller and Buyers will prepare, if necessary, more detailed guidelines pursuant to Article 24 to take into account the effect of the Seller's Transportation Arrangements, as finalized, on the transportation related matters provided for under Sections 8.3 and 8.4.



                                             Very truly yours,



                                             PERUSAHAAN PERTAMBANGAN
                                             MINYAK DAN GAS BUMI NEGARA
                                             (PERTAMINA)





                                             By ________/s/_____________


        Agreed and Accepted this 13th day
  of October, 1992:





     HIROSHIMA GAS CO., LTD.




     By ______/s/____________


     NIPPON GAS CO., LTD.




     By ______/s/____________